Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND
ANNOUNCES INCREASED THIRD QUARTER 2017 CASH DIVIDEND

Bensalem, PA — October 17, 2017 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended September 30, 2017 increased approximately 25% to $491.4 million. Net income for the three months ended September 30, 2017 was $23.5 million, or $0.32 per basic and $0.31 per diluted common share, compared to the three months ended September 30, 2016 net income of $19.7 million, or $0.27 per basic and diluted common share.

Revenues for the nine months ended September 30, 2017 increased approximately 17% to $1.4 billion. Net income for the nine months ended September 30, 2017 was $68.0 million, or $0.93 per basic and $0.92 per diluted common share, compared to the nine months ended September 30, 2016 net income of $57.1 million, or $0.79 per basic and $0.78 per diluted common share.

In addition, our Board of Directors declared a quarterly cash dividend of $0.19 per common share, payable on December 22, 2017 to shareholders of record at the close of business on November 17, 2017. This represents the 58th consecutive quarterly cash dividend payment, as well as the 57th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, October 18, 2017 at 8:30 a.m. Eastern Time to discuss its results for the three and nine months ended September 30, 2017. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through 10:00 p.m. Eastern Time on Wednesday, October 18, 2017. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be presenting at the Credit Suisse Healthcare Conference on November 8, 2017 at The Phoenician in Scottsdale, Arizona, as well as at the Stifel Healthcare Conference on November 14, 2017 at the Lotte New York Palace Hotel in New York City, New York.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; having one client which accounted for approximately 16% and another client which accounted for approximately 9% of our total consolidated revenues for the nine months ended September 30, 2017; credit and collection risks associated with this industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2016 under “Government Regulation of Clients,” “Competition’’ and “Service Agreements and Collections,” and under Item IA “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Senior Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues	$491,355	$392,734	$1,366,721	$1,164,097
Operating costs and expenses:
Cost of services provided	426,924	336,340	1,179,816	998,595
Selling, general and administrative	32,940	27,182	93,141	78,192
Income from operations	31,491	29,212	93,764	87,310
Other income:
Investment and interest	1,439	1,359	4,523	2,548
Income before income taxes	32,930	30,571	98,287	89,858
Income taxes	9,458	10,860	30,247	32,761

Net income	$23,472	$19,711	$68,040	$57,097

Basic earnings per common share	$0.32	$0.27	$0.93	$0.79

Diluted earnings per common share	$0.31	$0.27	$0.92	$0.78

Cash dividends declared per common share	$0.19000	$0.18500	$0.56625	$0.55125

Basic weighted average number of common shares outstanding	73,461	72,839	73,272	72,718

Diluted weighted average number of common shares outstanding	74,538	73,592	74,252	73,435

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$11,005	$23,853
Marketable securities, at fair value	70,384	67,730
Accounts and notes receivable, net	367,009	271,276
Other current assets	67,144	51,765
Total current assets	515,542	414,624

Property and equipment, net	13,499	13,455
Notes receivable - long term	11,495	7,531
Goodwill	51,084	44,438
Other intangible assets, net	32,075	14,409
Deferred compensation funding	27,387	24,119
Other assets	10,460	9,870
Total Assets	$661,542	$528,446

Accrued insurance claims - current	$24,827	$23,573
Other current liabilities	150,555	77,298
Total current liabilities	175,382	100,871

Accrued insurance claims - long term	67,818	64,080
Deferred compensation liability	27,886	24,653
Stockholders' equity	390,456	338,842
Total Liabilities and Stockholders' Equity	$661,542	$528,446

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